Exhibit 16.1
July 6, 2006
Securities and Exchange Commission
Washington, D.C. 20549
     Ladies and Gentlemen:
We are currently principal accountants for Ryder System, Inc. 401(k) Savings Plan and, under the date of June 15, 2006, we reported on the financial statements of Ryder System, Inc. 401(k) Savings Plan as of and for the years ended December 31, 2005 and 2004. On September 22, 2005, we were notified that Ryder System, Inc. 401(k) Savings Plan engaged PricewaterhouseCoopers LLP as its principal accountant for the year ending December 31, 2006 and that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of Ryder System, Inc. 401(k) Savings Plan’s financial statements as of and for the year ended December 31, 2005, and the issuance of our reports thereon. On June 15, 2006, we completed our audit and the auditor-client relationship ceased. We have read Ryder System, Inc. 401(k) Savings Plan’s statements included under Item 4.01 of its Form 8-K/A dated July 6, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Ryder System, Inc. 401(k) Savings Plan’s statements (i) that the Audit Committee solicited proposals from the four major accounting firms and conducted an extensive evaluation process in connection with the selection of the Ryder System, Inc. 401(k) Savings Plan ‘s independent auditor for the fiscal year ending December 31, 2006 and (ii) that PricewaterhouseCoopers LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Ryder System, Inc. 401(k) Savings Plan’s financial statements.
Very truly yours,
/s/ KPMG LLP